Exhibit 99.3

BellRing Brands Appoints Chonda Nwamu to Board of Directors

St. Louis - May 6, 2021 - BellRing Brands, Inc. (NYSE:BRBR) (“BellRing”), a holding company operating in the global convenient nutrition category, today announced that Chonda Nwamu has been appointed to its Board of Directors (the “Board”), effective May 5, 2021. With the addition of Ms. Nwamu, the Board now consists of six members.
Ms. Nwamu currently serves as the Senior Vice President, General Counsel and Secretary for Ameren Corporation, a public utility holding company. She is the primary legal advisor to Ameren’s Board of Directors and senior management, and she leads the General Counsel function, which includes the company’s legal, corporate governance, federal regulatory and legislative affairs, and enterprise ethics and compliance departments. Ms. Nwamu joined Ameren in 2016 as Vice President and Deputy General Counsel of the legal department, and was promoted to Senior Vice President in 2019. As Deputy General Counsel, she led Legal Department strategy and operations, and oversaw the department’s various practice areas including regulatory, transactional, environmental, labor and employment, and litigation and claims. Prior to joining Ameren, Ms. Nwamu served as Regulatory Counsel at a California investor-owned electric and gas utility from 2000 to May 2014 and as Managing Counsel and Senior Director from June 2014 to June 2016.
Ms. Nwamu earned her Juris Doctor degree from the University of Pennsylvania and her Bachelor of Arts degree from the University of Virginia. She previously was selected to participate as a Fellow in the Leadership Council for Legal Diversity, and the International Women’s Forum leadership programs.
Ms. Nwamu currently serves on the Board of Directors of the Boys and Girls Club of Greater St. Louis. She is committed to community service and is an advocate for diversity and inclusion in the legal profession.
About BellRing Brands, Inc.
BellRing Brands, Inc. is a rapidly growing leader in the global convenient nutrition category. Its primary brands, Premier Protein® and Dymatize®, appeal to a broad range of consumers across all major product forms, including ready-to-drink protein shakes, powders and nutrition bars, and are distributed across a diverse network of channels including club, food, drug, mass, eCommerce, specialty and convenience. BellRing’s commitment to consumers is to strive to make highly effective products that deliver best-in-class nutritionals and superior taste. For more information, visit www.bellring.com.

Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@bellringbrands.com
(314) 644-7665
Media Relations
Lisa Hanly
lisa.hanly@bellringbrands.com
(314) 665-3180